UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 17, 2007

Aquila, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-03562	44-0541877
(State or other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

20 West 9th, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:	(816) 421-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Completion of Missouri Rate Cases

On April 4, 2007, Aquila, Inc. (Aquila), the Missouri Public Service Commission (MPSC) staff and various intervenors entered into a stipulation and agreement that settled several issues raised in the pending Missouri rate cases. Among other things, the stipulation and agreement (i) established a $918.5 million rate base for the Missouri Public Service operations and a $186.8 million rate base for the St. Joseph Light & Power operations; (ii) established the present revenue requirements of each operation, and the additional revenue requirements to result from the pending rate cases; (iii) authorized the inclusion in base rates of $156.4 million and $38.2 million of fuel and purchased power costs for the Missouri Public Service and St. Joseph Light & Power operations, respectively; and (iv) authorized us to continue to use the depreciation rates currently established for our Missouri operations. On April 12, 2007, the MPSC approved the stipulation and agreement. The settlement would have resulted in rate increases of approximately $53.3 million pending the resolution of the issues on which hearings were held. Hearings were completed on April 12, 2007 with respect to the remaining issues, including the appropriate return on equity and the authorization of our requested fuel adjustment recovery mechanism.

On May 17, 2007, the MPSC issued an order resolving the remaining issues. The MPSC order establishes a return on equity of 10.25% for our Missouri Public Service and St. Joseph Light & Power operations. The MPSC order also authorizes the use of a fuel adjustment clause mechanism under which 95% of the variance in fuel costs from the amount provided in base rates will be passed along to our Missouri utility customers as an increase or decrease to the customer bill. The order will become final on May 27, 2007, subject to any changes resulting from any motions for consideration filed and considered during the 10-day appeal period ending May 27, 2007.

Assuming no changes are made to the order before it becomes final, the MPSC order will result in increases in base rates of $45.2 million and $13.6 million in our Missouri Public Service and St. Joseph Light & Power operations, respectively. The new rates will be effective on May 31, 2007.

Updated Financial Projections for Forecast Capital Expenditure Increases

In connection with our proposed merger with a subsidiary of Great Plains Energy Incorporated (Great Plains Energy) and contingent sale of our gas utility and Colorado electric utility assets and operations to Black Hills Corporation, we disclosed certain financial projections previously in Aquila’s preliminary proxy statement filed on May 8, 2007. We have since updated our projected financial results, primarily to reflect increased estimates for capital expenditures, as set forth below.

While these financial projections were prepared in good faith by Aquila's management at the time the projections were prepared, no assurance can be given regarding future events or that these projections will be realized. Therefore, these financial projections should not be relied upon as necessarily indicative of actual future operating results, and this information should not be relied on as such. Moreover, these financial projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the Securities and Exchange Commission (SEC) regarding forward-looking statements. These financial projections are not historical fact and should not be relied upon as being necessarily indicative of actual future results. In light of the foregoing, as well as the uncertainties inherent in any financial projections, investors are expressly cautioned not to place undue reliance on these financial projections.

The first table below shows the updated earnings before interest, taxes, depreciation and amortization (EBITDA) and a reconciliation of the changes from the previous financial projections. The financial projections were not derived in accordance with U.S. generally accepted accounting principles (GAAP). The EBITDA projections exclude depreciation and amortization and interest expense that would be reflected in income before income taxes, the most comparable GAAP financial measure. The second table below shows the updated capital expenditure projections that reflect increased investment in generating capacity and environmental compliance expenditures from the previous capital expenditure projections.

Aquila Stand-Alone EBITDA Projections

(In Millions)	2008	2009	2010	2011	2012
Prior EBITDA Forecast	$289	$345	$366	$402	$425
EBITDA From Increased Capital Expenditures	–	(7)	26	47	48
2006 Rate Cases and Other	(1)	2	1	(2)	–
Current EBITDA Forecast	$288	$340	$393	$447	$473

Aquila Stand-Alone Capital Expenditure Projections

(In Millions)	2007	2008	2009	2010	2011	2012
Prior Capital Expenditure Forecast	$299	$380	$249	$207	$179	$185
Environmental	31	30	9	(3)	–	–
Iatan 2	12	27	11	5	–	–
Combustion Turbines	–	30	126	30	30	126
Other	2	–	–	5	4	5
Current Capital Expenditure Forecast	$344	$467	$395	$244	$213	$316

Significant assumptions underlying Aquila's financial projections include:

•	The fuel adjustment clause mechanism approved in the Missouri order remains in place during the forecast period;
•	Rate cases are planned around expected in-service dates for significant plant additions;
•	3% annual inflation rate;
•	Customer growth various by jurisdiction, averaging 2-2.5%;
•	Aquila's South Harper litigation is resolved favorably;
•	Aquila's Crossroads plant continues to be "held for use" during the forecast period;
•	Aquila earns its authorized rates of return in each of its regulatory jurisdictions;
•	Pending litigation resolved within reserve balances;
•	Aquila's net operating losses (NOLs) are utilized on a stand-alone basis by 2013;
•	Aquila does not pay any dividends during the forecast periods; and
•	Normal weather in the forecast periods.

The assumptions underlying the financial projections involve judgments with respect to, among other things, future regulatory, economic and financial market conditions. In any event, these assumptions may not be realized and are inherently subject to significant uncertainties, all of which are difficult to predict and many of which are beyond Aquila's control and will be beyond the control of the combined company after the merger. In addition, the financial projections represent Aquila management's evaluation of Aquila's future financial performance on a stand-alone basis, and without reference to transaction-related costs or benefits. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not differ materially from those presented in the financial projections above. These financial projections should not be regarded as a representation by any person that the results contained in the financial projections will be achieved, and this information should not be unduly relied on for that purpose.

Additional Information and Where to Find It

In connection with the merger of Aquila and a subsidiary of Great Plains Energy, on May 8, 2007, Great Plains Energy filed with the SEC a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant materials. The final joint proxy statement/prospectus will be mailed to the stockholders of Great Plains Energy and Aquila. INVESTORS AND SECURITY HOLDERS OF GREAT PLAINS ENERGY AND AQUILA ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GREAT PLAINS ENERGY, AQUILA AND THE TRANSACTION. The registration statement and joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Great Plains Energy or Aquila with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Great Plains Energy by directing a request to: Great Plains Energy, 1201 Walnut, Kansas City, MO 64106, Attn: Investor Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by Aquila by directing a request to: Aquila, 20 West Ninth Street, Kansas City, MO 64105, Attn: Investor Relations.

Participants in Proxy Solicitation

Great Plains Energy, Aquila and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies relating to the proposed transaction. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Great Plains Energy, Aquila and their respective executive officers and directors in the proposed transaction by reading the joint proxy statement/prospectus.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquila, Inc.

By: /s/ Beth A. Armstrong

Beth A. Armstrong

Senior Vice President and Chief Accounting Officer

Date: May 21, 2007